Exhibit 21.1

Omega Commercial Finance Corp. Corporate Structure and Subsidiaries

OCFN (Public company)	Ownership Stake % Breakdown

•

Omega Capital Street LLC – A Nevada limited liability company focused on commercial mortgage-backed securities and originating CMBS-style loans with proven and standard securitization underwriting criteria.

• 100%

• Omega Asset Management LLC – Nevada limited liability company that was formed as the General Partner to Omega Asset Backed Fund	• 100%

o Omega Asset Backed Fund LP - A Nevada limited Partner Company focused on originating, investing in, acquiring and managing senior or mezzanine performing commercial real estate mortgage loans.	The GP controls 100% of the Omega Asset Back Fund LP

• Omega CRE Group LLC – A Nevada limited liability company focused on originating, investing in, acquiring and managing senior or mezzanine performing commercial real estate mortgage loans.	• 100%

• CCRE LLC – a Florida limited liability company providing second- and third-tier real estate funding as well as partnering in development ventures for the following strategic alliances.	• 100%

o Towers Limited Ltd (British Limited Companies)	CCRE only controls 75% ownership stake while Flavio Zuanier controls the remaining 25%
o Gardens VE Limited Ltd (British Limited Companies)	CCRE only controls 75% ownership stake while Flavio Zuanier controls the remaining 25%

• Omega Venture Capital LLC – a Wyoming limited liability company focused on sourcing exciting projects to fund and providing angel funding for their working capital needs.	• 100%

• Omega Factoring LLC – an Ohio limited liability company focused on products to assist small to medium sized business owners with resolving their short-term working capital needs.	• 100%

•

Capital Match Point LLC – A Wyoming limited liability company focused on developing a crowdfunding platform to provide a showcase for businesses seeking investments from accredited and smaller independent investors.

• 100%

• Omega Commercial Finance Corp owns 15% of VeriTrek Holdings	Which owns Summit Realty Group LLC (SRG), a full service brokerage firm licensed in 7 states operating under the Summit Holding Group.

• Omega Commercial Finance Corp owns 10% of AmericaVest	AmericaVest CRE Mortgage Funding Trust Incorporated , a Maryland corporation